Exhibit 99.1

DPCM Capital, Inc. Receives Expected Notice from
the NYSE Regarding Delayed Quarterly Report

Miami, Florida, May 28, 2021 — DPCM Capital, Inc. (NYSE: XPOA) (the “Company”) today announced that it received a notice (the “Notice”) from the staff of NYSE Regulation of the New York Stock Exchange (the “NYSE”) indicating that the Company is now subject to the procedures set forth in Section 802.01E of the NYSE Listed Company Manual (the “Manual”) due to a delay in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the NYSE.

The NYSE informed the Company that, under Section 802.01E of the Manual, the Company has until November 24, 2021 to file the Form 10-Q with the SEC. If the Company does not file the Form 10-Q by that date, the NYSE may grant, in its sole discretion, a further extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The Notice indicates that the NYSE may nevertheless commence delisting proceedings at any time during the cure period, if circumstances warrant.

As the Company reported in its Form 12b-25 filed with the SEC on May 18, 2021, the Company is in the process of re-evaluating the accounting treatment of its warrants following the issuance by the staff of the SEC of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”), which clarified guidance for all SPAC-related companies regarding accounting and reporting for their warrants. The Company is currently determining the extent of the SEC Statement’s impact on its financial statements, including the financial statements included in the Form 10-Q and the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021 (the “Form 10-K”). The Company is working with its accountants and independent registered public accounting firm to determine whether the financial statements included in the Form 10-K should be restated. Given the scope of the ongoing analysis with respect to the Company’s financial statements, the Company is unable to predict the timing of the Form 10-Q filing at this time. However, the Company continues to work diligently to complete the Form 10-Q as soon as reasonably practicable with the intention of regaining compliance.

About DPCM Capital, Inc.

The Company is a special purpose acquisition company led by Chairman and CEO Emil Michael, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, industry or geographical location, although it intends to focus on businesses in the technology sector.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and ability to become current in its SEC reporting obligations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Form 10-K and the Company’s other filings with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DPCM Capital, Inc.
Kyle Wood
legal@dpcmcapital.com
(305) 857-5086